NONBUSINESS USE OF CORPORATE AIRCRAFT


You may charter corporate aircraft for nonbusiness use. The Aviation Division must be informed at the time an aircraft is reserved for a nonbusiness charter that a nonbusiness trip is involved. If the aircraft is required for business-related travel subsequent to its being reserved for a nonbusiness trip, the business-related travel will take priority and the nonbusiness use will be preempted.

The value of a nonbusiness trip will be calculated based on a formula which takes into consideration the actual distance flown, but not deadhead segments. The value of the nonbusiness trip will not be billed to you but will be considered as income to you and reported in your W-2 earnings on a monthly basis. Boise Cascade will pay you a cash gross-up payment equal to the tax liability of the nonbusiness charter based upon a 33% federal income tax rate and your state income tax rate. This gross-up payment will be made for you and each guest on the charter who is a family member. Appropriate withholdings on the value of a nonbusiness trip and the tax gross-up will be deducted from your paycheck.

For any questions you have regarding personal use of corporate aircraft, please contact the Aviation Division in Boise
(extension 7580).

You or members of your immediate family also may fly on corporate aircraft on a space-available basis. The value of this space-available use will be calculated in the same manner as used for nonbusiness charter. Nonbusiness, space-available charges will not be billed to you but will be considered as income to you and reported in your W-2 earnings on a monthly basis. The company will pay you a cash gross-up payment equal to the tax liability on the space-available use based upon a 33% federal income tax rate and your state income tax rate. Appropriate withholdings on space-available travel and the tax gross-up will be deducted from your paycheck.